UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2018

BANC OF CALIFORNIA, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35522	04-3639825
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 MacArthur Place, Santa Ana, California	92707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 361-2262

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

Dividends

On August 15, 2018, Banc of California, Inc. (the “Company”) announced that its Board of Directors (the “Board”) has declared a quarterly cash dividend of $0.13 per share on the Company’s outstanding common stock. The dividend will be payable on October 1, 2018 to stockholders of record as of September 14, 2018.

The Company also announced that the Board has declared a quarterly dividend on the Company’s outstanding Series C, D and E Preferred Stock in the amount of $0.50, $0.460938 and $0.4375 per depositary share, respectively, representing an annualized yield of 8.00%, 7.375% and 7.00%, respectively, on the liquidation preference amount ($25 per depositary share). The dividend will be payable on September 17, 2018 to record holders as of August 31, 2018 of depositary shares relating to the underlying Series C, D and E Preferred Stock.

A copy of the press release issued by the Company announcing the dividends is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Redemption

Also on August 15, 2018, the Company announced that it is calling for redemption all 40,250 outstanding shares of its Series C Preferred Stock, which will result in the simultaneous redemption of all 1,610,000 of the outstanding related depositary shares (the “Series C Depositary Shares”), each representing a 1/40th interest in a share of Series C Preferred Stock, at a redemption price of $25.00 per Series C Depositary Share ($40,250,000 in the aggregate).

A copy of the press release issued by the Company announcing the redemption is attached to this report as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Banc of California, Inc. Press Release dated August 15, 2018 Announcing Dividends.

99.2	Banc of California, Inc. Press Release dated August 15, 2018 Announcing Redemption.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANC OF CALIFORNIA, INC.

August 15, 2018	/s/ John A. Bogler
John A. Bogler
Executive Vice President and Chief Financial Officer

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